UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 29, 2016

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 EAST EVELYN AVENUE

MOUNTAIN VIEW, CA 94041

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensation Arrangements for Non-Employee Directors

On April 29, 2016, the Board of Directors of VIVUS, Inc., or the Company, approved changes to the cash and equity compensation arrangement for the Company’s non-employee directors.

Under the new cash compensation arrangement, each non-employee director will receive an annual retainer of $40,000, with the Chairman of the Board of Directors receiving an additional $25,000 per year, the Chairman of the Audit Committee receiving an additional $20,000 per year, the Chairman of the Compensation Committee receiving an additional $15,000 per year, the Chairman of the Nominating and Governance Committee receiving an additional $10,000 per year, members of the Audit Committee (other than the Chairman of such Committee) receiving an additional $10,000 per year, members of the Compensation Committee (other than the Chairman of such Committee) receiving an additional $7,500 per year, members of the Nominating and Governance Committee (other than the Chairman of such Committee) receiving an additional $5,000 per year, and members of the unchartered Corporate Development Committee receiving an additional $1,500 per meeting attended.  The annual retainers, less any amounts previously paid under the then existing compensation arrangement, will be paid in equal quarterly installments effective as of October 30, 2015, and the per meeting fees for the unchartered Corporate Development Committee will be paid quarterly effective as of April 29, 2016.

Under the new equity compensation arrangement, following the initial appointment or election to the Board of Directors, each non-employee director will be granted as determined by the Board of Directors (i) a non-qualified stock option to purchase 125,000 shares of Common Stock with an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant, or (ii) an equivalent number of restricted stock units to afford approximately the same value of (i), or (iii) a combination thereof, or the Initial Grant.  Initial Grants vest monthly over three (3) years on each monthly anniversary date commencing on the date service as a non-employee director began and will continue to vest, subject to each such non-employee director continuing to be a Service Provider (as defined in the 2010 Equity Incentive Plan) on the relevant vesting dates and, if stock options, have (i) a seven (7) year term and (ii) a six (6) month post-termination exercise period.

Thereafter, provided that the non-employee director is re-elected to the Board of Directors and has served as a director for at least six (6) months as of such election date, each such non-employee director will be granted on the date of the Annual Meeting of Stockholders as determined by the Board of Directors (i) a non-qualified stock option to purchase 100,000 shares of Common Stock with an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant, or (ii) an equivalent number of restricted stock units to afford approximately the same value of (i), or (iii) a combination thereof, or the Subsequent Grant. Subsequent Grants vest monthly over one (1) year following the date of grant, subject to each such non-employee director continuing to be a Service Provider (as defined in the 2010 Equity Incentive Plan) on the relevant vesting dates and, if stock options, have (i) a seven (7) year term and (ii) a six (6) month post-termination exercise period.

Prior to the Board of Directors approving the new cash and equity compensation arrangement for non-employee directors on April 29, 2016, the Compensation Committee had undertaken a comprehensive review of non-employee director compensation with the advice of an independent compensation consultant.  That review was ongoing at the time equity compensation awards were made in accordance with the then existing compensation arrangement to non-employee directors in connection with their appointments on September 15, 2015, in the case of Eric W. Roberts, Allan L. Shaw and Mayuran Sriskandarajah, or the New Directors, and the Annual Meeting of Stockholders on October 30, 2015, in the case of David Y. Norton, Jorge Plutzky, M.D. and Herman Rosenman, or the Incumbent Directors.  To implement the new equity compensation arrangement effective as of their appointments or re-election, on April 29, 2016, the Board of Directors approved, in lieu of non-qualified stock options, the supplemental grant of 37,500 restricted stock units for each of the Incumbent Directors and the supplemental grant of 50,000 restricted stock units for each of the New Directors.  To correspond with their grants upon re-election, the restricted stock units award for each of the Incumbent Directors shall vest pursuant to the following 12 month vesting schedule commencing on October 30, 2015:  seven twelfths (7/12th) of the shares subject to the restricted stock units award shall vest and become exercisable on May 30, 2016, and an additional one twelfth (1/12th) of the shares subject to the restricted stock units award shall vest on the last day of each calendar month thereafter, subject to each such Incumbent Director continuing to be a Service Provider (as defined in the 2010 Equity Incentive Plan) on the relevant vesting dates.  To correspond with their grants upon appointment, the restricted stock units award for each of the New Directors shall vest pursuant to the following 36 month vesting schedule commencing on September 15, 2015, or the Vesting Commencement Date:  eight thirty-sixths (8/36th) of the shares subject to the restricted stock units award shall vest and become exercisable on May 15, 2016, and an additional one thirty-sixth (1/36th) of the shares subject to the restricted stock units award shall vest on the monthly anniversary of the Vesting Commencement Date thereafter, subject to each such New Director continuing to be a Service Provider (as defined in the 2010 Equity Incentive Plan) on the relevant vesting dates.  The Company intends to settle a portion of the restricted stock units in cash to cover the non-employee directors’ tax liability in connection with each vesting event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel

Date:  May 5, 2016